Exhibit 24.2

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Sarah K. Hilty, Thomas F. Lesinski and Katherine L. Scherping, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign National CineMedia, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 26, 2019, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas F. Lesinski	Chief Executive Officer	February 13, 2020
Thomas F. Lesinski	(Principal Executive Officer and Director)

/s/ Katherine L. Scherping	Chief Financial Officer	February 13, 2020
Katherine L. Scherping	(Principal Financial and Accounting Officer)

/s/ David E. Glazek	Director	February 12, 2020
David E. Glazek

/s/ Lawrence A. Goodman	Director	January 22, 2020
Lawrence A. Goodman

/s/ David R. Haas	Director	January 24, 2020
David R. Haas

/s/ Kurt C. Hall	Director	February 13, 2020
Kurt C. Hall

/s/ Lee Roy Mitchell	Director	February 13, 2020
Lee Roy Mitchell

/s/ Donna Reisman	Director	February 13, 2020
Donna Reisman

/s/ Mark Segall	Director	February 13, 2020
Mark Segall

/s/ Renana Teperberg	Director	February 12, 2020
Renana Teperberg